EXHIBIT 5


                                                           File No.:  27789.161
                                                   Direct Dial:  (804) 788-8267

                                December 19, 1997


Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                       Registration Statement on Form S-8
                        1,800,000 Shares of Common Stock

Gentlemen:

         We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 1,800,000 additional shares of Common Stock, $1 par value, of the Company (the "Shares"). The Shares are described in the Registration Statement on Form S-8 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on December 19, 1997. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

         2. When the Shares have been issued pursuant to the 1985 Stock Option Plan of the Company described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein.

                                            Very truly yours,

                                            HUNTON & WILLIAMS